                                                                    EXHIBIT 4.4

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is entered into effective as of March 24, 1998 by and between FirstCity Financial Corporation, a Delaware corporation (the "Company"), and Texas Commerce Shareholders Company, a Texas corporation ("Purchaser").


                                   SECTION 1
                        SALE OF STOCK; CLOSING; DELIVERY

         1.1 Sale of Stock. Subject to the terms and conditions hereof, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to buy from the Company 41,000 shares (the "Shares") of the Company's authorized but unissued common stock, par value $.01 per share (the "Common Stock"), in exchange for 17,917 shares (the "Harbor Shares") of the common stock, par value $.01 per share, of Harbor Financial Mortgage Corporation ("Harbor").

         1.2 Closing. The closing of the purchase and sale of the Shares hereunder (the "Closing") will take place at 10:00 a.m., local time, on a date specified by the parties no later than March 30, 1998 (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Texas, or at such other time and place upon which the Company and Purchaser may mutually agree.

         1.3 Payment and Delivery. At the Closing, the Company will deliver to Purchaser a certificate evidencing the Shares and the Purchaser shall deliver to the Company a certificate evidencing the Harbor Shares, which shall be duly endorsed in blank or accompanied by a stock power duly endorsed in blank.


                                   SECTION 2
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing as follows:

         2.1 Organization and Standing; Certificate of Incorporation and Bylaws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is currently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the properties or business as now conducted or financial condition of the Company and its subsidiaries, taken as a whole.

         2.2 Corporate Power. The Company has and will have on the Closing Date all requisite corporate power and authority to execute and deliver this Agreement, to sell and issue the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement.

         2.3 Authorization. All corporate action on the part of the Company, its shareholders and its board of directors necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of all of the Company's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable; and the Shares will be free of any pledges, liens, encumbrances or preemptive rights, other than any liens or encumbrances created by or imposed upon the Purchaser and restrictions on transfer under federal and state securities laws as set forth herein.

         2.4 SEC Documents. The Company has furnished to Purchaser a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (the "1997 10-K"). The financial statements of the Company contained in the 1997 10-K fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. There has been no material adverse change in the properties or business of the Company since the date of the 1997 10-K.

         2.5 Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement, and the issuance of the Shares, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Company's certificate of incorporation or bylaws nor result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

         2.6 Compliance with Laws. In reliance on Purchaser's investment representations contained in Section 3, the offer, issuance, sale and delivery of the Shares, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and will not result in any violation by the Company of any law, rule or regulation.





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
                                   SECTION 3
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser hereby represents and warrants to the Company with respect to the purchase of the Shares as of the date hereof and as of the Closing as follows:

         3.1 Experience. It has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

         3.2 Accredited Investor. It is an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act of 1933, as amended (the "Securities Act").

         3.3 Private Placement. It understands that the Shares to be purchased have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act.

         3.4 Rule 144. It acknowledges that the Shares and the underlying Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three month period not exceeding specified limitations.

         3.5 No Federal or State Approval. It understands that no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the investment or any recommendation or endorsement of the Shares.

         3.6 Authorization. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).





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
         3.7 Corporate Power. Purchaser has and will have on the Closing Date all requisite power and authority to execute and deliver this Agreement, to purchase the Shares, to sell and transfer the Harbor Shares and to carry out and perform its obligations under the terms of this Agreement. Purchaser is the record owner of the Harbor Shares, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever. Delivery by Purchaser of the Harbor Shares will convey to the Company good and marketable title to the Harbor Shares, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever.

         3.8 Brokers or Finders. The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

         3.9 Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the purchase of the Shares, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Purchaser's organizational documents nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser.


                                   SECTION 4
                       CONDITIONS TO CLOSING OF PURCHASER

         Purchaser's obligations to purchase the Shares at the Closing are, at the option of the Purchaser, subject to the fulfillment of the following condition:

         The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.


                                   SECTION 5
                        CONDITIONS TO CLOSING OF COMPANY

         The Company's obligation to sell and issue the Shares at the Closing Date is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following condition:





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
         The representations and warranties made by the Purchaser in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.


                                   SECTION 6
                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
                         COMPLIANCE WITH SECURITIES ACT

         6.1 Restrictions on Transferability. The Shares to be issued hereunder are "Restricted Securities" and shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 6, which conditions are intended to ensure compliance with the provisions of the Securities Act. To the extent required by law, Purchaser will cause any proposed purchaser, assignee, transferee, or pledgee of the Shares held by Purchaser to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 6.

         6.2 Restrictive Legend. Each certificate representing (i) the Shares and (ii) any other securities issued in respect of the Shares upon any stock split stock dividend, recapitalization, merger, consolidation or similar event shall (unless otherwise permitted by the provisions of Section 6.3 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

                 The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company's counsel that registration is not require under said Act.

         Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer established in this Section 6.

         6.3 Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 6.3. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than a transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such





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
transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall, be accompanied, at such holder's expense, by either (i) a written opinion of legal counsel, who shall be and whose legal opinion shall be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or (ii) a "no action" letter from the staff of the Securities and Exchange Commission (the "Commission") to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144 or a registration statement under the Securities Act, the appropriate restrictive legend set forth in Section 6.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.


                                   SECTION 7
                           REGISTRATION OF THE SHARES

         7.1 Current Registration. The parties acknowledge that the Company expects to register 1,542,150 shares of its Common Stock under the Securities Act in connection with a proposed public offering (the "Offering") of such shares to be underwritten by Piper Jeffray, Inc., The Robinson-Humphrey Company, LLC and Sandler O'Neill & Partners, L.P. The Company and the Purchaser have agreed that the Shares shall be registered and offered for sale in connection with such Offering, on the same terms and conditions as the other selling shareholders are offering their shares of Common Stock for sale in the Offering (including, without limitation, entering into a purchase agreement with the aforesaid underwriters).

         7.2 Registration Rights. The parties have entered into a Registration Rights Agreement of even date herewith.

         7.3 Indemnification; Contribution. (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless the Purchaser, each Person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the officers, directors, agents, general and limited partners, and employees of the Purchaser and each such controlling person from and against any and all losses, claims, damages, liabilities, and reasonable expenses (including reasonable attorneys' fees and costs of investigation) directly or





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
indirectly arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the Offering (the "Registration Statement") or prospectus relating to the Offering or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or reasonable expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Company by the Purchaser or on the Purchaser's behalf expressly for use therein; and the Company will reimburse such Indemnified Party (as hereinafter defined) as incurred for any legal or other expenses reasonably incurred by them in connection with enforcing its rights hereunder or to which it is entitled to indemnity hereunder, provided, however, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus was not sent or given to the persons asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Shares concerned to such person if it is determined that (A) it was the responsibility of the Purchaser to provide such person with a current copy of the prospectus, (B) the Purchaser was provided with a current copy of the prospectus prior to the written confirmation of sale and (C) such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage, liability or expense.

                 (b) Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold harmless the Company, and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, agents and employees of the Company and each such controlling Person to the same extent as the foregoing indemnity from the Company to the Purchaser, but only with respect to written information furnished by the Purchaser or on the Purchaser's behalf expressly for use in the Registration Statement or prospectus relating to the Offering. The liability of the Purchaser under this Section 7.3(b) shall be limited to the net amount of proceeds received by the Purchaser pursuant to the sale of the Shares covered by the Registration Statement or prospectus.

                 (c) Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Person entitled to indemnification under Section 7.3(a) or 7.3(b) above (an "Indemnified Party") in respect of which indemnity may be sought from any party who has agreed to provide such indemnification under
Section 7.3(a) or 7.3(b) above (an "Indemnifying Party"), the Indemnified Party shall give prompt notice to the Indemnifying Party, provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of





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
its obligations under this Section 7.3, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice.
The Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all reasonable expenses of such defense. Such Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses or
(ii) the Indemnifying Party fails promptly to assume the defense of such action or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and Indemnifying Party (or an Affiliate of the Indemnifying Party), and such Indemnified Party shall have been advised by counsel that there is a conflict of interest, or a conflict of interest may reasonably be anticipated to arise, on the part of counsel employed by the Indemnifying Party to represent such Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party). Notwithstanding the foregoing, the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable at any time for the fees and expenses of more than one separate firm of attorneys (together in each case with appropriate local counsel). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent (which consent will not be unreasonably withheld), but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party shall indemnify and hold harmless such Indemnified Party from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance satisfactory to the Indemnified Party, from all liability in respect of such action or proceeding for which such Indemnified Party would be entitled to indemnification hereunder.

                 (d) Contribution. If the indemnification provided for in this Section 7.3 is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities, expenses or judgments referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities, expenses and judgments as between the Company on the one hand and the Purchaser on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of the Purchaser in connection with





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
the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Purchaser on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                 The Company and the Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 7.3(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7.3(d), the Purchaser shall not be required to contribute any amount in excess of the amount by which the net amount of proceeds received by the Purchaser pursuant to the sale of Shares in the Offering exceeds the amount of any damages which the Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                 (e) Survival. This Section 7.3 shall survive the consummation of the Offering.


                                   SECTION 8
                                 MISCELLANEOUS

         8.1 Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Texas as applied to agreements made and performed in Texas by residents of the State of Texas.

         8.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         8.3 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and





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
agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         8.4 Confidentiality. Purchaser acknowledges and agrees that any information or data it has acquired from the Company, not otherwise properly in the public domain, was received in confidence. Purchaser agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company.

         8.5 Notices, etc. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by telex or telecopier (with receipt confirmed), or one business day after deposit with overnight courier or three business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):

         If to the Company:

         FirstCity Financial Corporation
         P.O. Box 8216
         Waco, Texas 76714-8216
         Attention:       Matt A. Landry, Jr.
         Telephone:       (254) 751-1750
         Facsimile:       (254) 751-7648





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
         with a copy to:

         Weil, Gotshal & Manges LLP
         700 Louisiana, Suite 1600
         Houston, TX 77002
         Attention:       Steven D. Rubin
         Telephone:       (713) 546-5030
         Facsimile:       (713) 224-9511


         If to the Purchaser:

         Texas Commerce Shareholders Company
         717 Travis, 6th Floor
         Houston, TX 77002
         Attention:       Bob Salcetti
         Telephone:       (713) 216-5367
         Facsimile:       (713) 216-2082

         with a copy to:

         Liddell Sapp Zivley Hill & LaBoon LLP
         3500 Chase Tower
         Houston, TX 77002
         Attention:       Marcus A. Watts
         Telephone:       (713) 226-1408
         Facsimile:       (713) 223-3717

         8.6 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, this Agreement shall continue in full force and effect without said provision. In such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects the intent of the parties in entering into this Agreement.

         8.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         8.8 Facsimile Signatures. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any





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agreement subject to the terms hereof or any amendment thereto.  Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

         8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.





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
         The foregoing agreement is hereby executed as of the date first above written.


FIRSTCITY FINANCIAL CORPORATION


By: /s/ MATT LANDRY, JR.
   ------------------------------
Name: Matt Landry, Jr.
     ----------------------------
Title: Executive Vice President
      ---------------------------



TEXAS COMMERCE SHAREHOLDERS COMPANY


By: /s/ KENNETH TILTON
   ------------------------------
Name:  Kenneth Tilton
     ----------------------------
Title:
      ---------------------------






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